Item 13.  Financial Statements and Exhibits Filed

     (a) Financial Statements and audited financial statements are herewith included.

          Exhibits

          None

     (b)  Reports on Form 8-K

          1. Registrants filed a Form 8 Amendment to the Form 10-K filed December, 1991.

          2. Registrants filed a Form 8 Amendment to the Form 10-K filed December, 1993, on April 04, 1993, reporting on February 17, 1994 Brigitta Anderson had resigned from the Board of Directors.